As filed with the Securities and Exchange Commission on March 7, 2000

                                                      REGISTRATION NO. 333-90829
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ----------------------------
                         POST EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                           MIDDLE AMERICAN TISSUE INC.
             (Exact name of registrant as specified in its charter)

    Delaware                       2621                        52-2181338
 (State or other              (Primary S.I.C.               (I.R.S. Employer
 jurisdiction of               Code Number)                Identification No.)
Incorporation or
  organization)

                               135 Engineers Road
                            Hauppauge, New York 11788
                                 (516) 435-9000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                       -----------------------------------

                                 Edward I. Stein
                            Executive Vice President
                           and Chief Financial Officer
                               135 Engineers Road
                            Hauppauge, New York 11788
                                 (516) 435-9000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                       -----------------------------------

                                   copies to:
                            Nicholas J. Kaiser, Esq.
                           Mandel Resnik & Kaiser P.C.
                              220 East 42nd Street
                            New York, New York 10017
                                 (212) 573-0093
                       -----------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on the date as the Commission, acting pursuant to said section 8(a), may determine.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is incorporated under the laws of the State of Delaware.
Section 145 of the Delaware General Corporation Law ("Section 145"), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

     The Company's certificate of incorporation, as amended, provides for the indemnification of directors and officers of the Company to the fullest extent permitted by the Delaware General Corporation Law.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

     The Company has applied for insurance covering all of the Company's directors and officers against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS. A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

(b)  FINANCIAL STATEMENT SCHEDULES

                                   SCHEDULE II
                        VALUATION AND QUALIFYING ACCOUNTS
                                (AMOUNTS IN 000s)


               COLUMN A                      COLUMN B         COLUMN C          COLUMN D         COLUMN E
Description                              Balance at        Charged to       Write-off of      Balance at
                                         Beginning of      Expenses         uncollectable     end of period
                                         Period                             accounts
Allowance for doubtful accounts
September 30, 1997..............              $    453          $  1,120         $    193          $  1,380
September 30, 1998..............              $  1,380          $    560         $  1,857f         $     83
September 30, 1999..............              $     83          $    915         $    385          $    613

ITEM 22. UNDERTAKINGS.

     The undersigned registrants undertake:

     (1) To file, during any period in which offers or sales are being post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) that, for purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) that, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (6) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (7) insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

              REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE



To the Board of Directors and
Stockholders of Middle American Tissue Inc.:


We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Middle American Tissue Inc. (the "Company") included in this registration statement and have issued our report thereon dated December 10, 1999. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying schedule is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.



                                                             ARTHUR ANDERSEN LLP



Melville, New York
December 10, 1999

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post Effective Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Hauppauge, State of New York, on March 7, 2000.

                                MIDDLE AMERICAN TISSUE INC.


                                By:  /s/ Mehdi Gabayzadeh
                                     ---------------------------------------
                                Name:    Mehdi Gabayzadeh
                                Title: President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signatures                         Title                                       Date
----------                         -----                                       ----
 /s/Nourollah Elghanayan           Chairman of the Board and Director          March 7, 2000
------------------------
Nourollah Elghanayan

 /s/ Mehdi Gabayzadeh              President and Chief Executive               March 7, 2000
---------------------------        Officer (Principal Executive Officer
Mehdi Gabayzadeh                   and Director)


 /s/Edward I. Stein                Executive Vice President and Chief          March 7, 2000
---------------------------        Financial Officer (Principal
Edward I. Stein                    Financial and Accounting Officer)


 /s/ Andrew Rush                   Director                                    March 7, 2000
------------------
Andrew Rush

                                INDEX TO EXHIBITS


  EXHIBIT
   NUMBER                          DESCRIPTION
   ------                          -----------

     3.1.      Certificate of Incorporation of Middle American Tissue Inc. (2)

     3.2.      By-Laws of Middle American Tissue Inc. (2)

     4.1 Indenture dated as of July 9, 1999 among American Tissue Inc., each Subsidiary Guarantor and The Chase Manhattan Bank, as Trustee (2)

     4.2       Form of 12 1/2% Series B Senior Secured Notes (2)

     4.3       Form of Subsidiary Guarantees (2)

     4.4 Purchase Rights Agreement dated as of July 9, 1999 among American Tissue Inc., each Subsidiary Guarantor and Donaldson, Lufkin & Jenrette Securities Corporation (2)

     4.5 Registration Rights Agreement dated as of July 9, 1999, by and among American Tissue Inc., each Subsidiary Guarantor and Donaldson, Lufkin & Jenrette Securities Corporation (2)

     5.1       Opinion of Mandel Resnik & Kaiser P.C. (2)

     10.1 Indenture dated as of July 9, 1999 among American Tissue Inc., the subsidiary guarantors named therein and The Chase Manhattan Bank, as Trustee (3)

     10.2 12 1/2% Series A Senior Secured Note due 2006 of American Tissue Inc. in the face amount of $165.0 million (3)

     10.3 Security Agreement dated as of July 9, 1999 made by American Tissue Inc.; the subsidiary guarantors named therein in favor of the Trustee (3)

     10.4 Amended and Restated Loan and Security Agreement dated July 9, 1999 among American Tissue Inc., certain subsidiaries of American Tissue Inc., certain lenders and LaSalle Bank National Association, for itself and as agent for the other lenders (3)

     10.5 Consent and Intercreditor Agreement dated as of July 9, 1999 among American Tissue Mills of Oregon, Inc., American Tissue Corporation, the Trustee and Boise Cascade Corporation (3)

     10.6 Leasehold Deed of Trust, Assignment of Leases, Security Agreement and Fixture Filing dated as of July 9, 1999 made by American Tissue Mills of Oregon, Inc., as grantor, to Ticor Title Insurance Company, as trustee for the benefit of the Trustee, as beneficiary (3)

     10.7 Instrument of Assumption of Liabilities dated July 9, 1999 made by Pulp & Paper of America LLC and its subsidiaries in favor of Crown Vantage, Inc. and its subsidiaries (3)

     10.8 Consent and Intercreditor Agreement dated as of July 9, 1999 among American Tissue Mills of Oregon, Inc., American Tissue Corporation, the Trustee and Boise Cascade Corporation (3)

     10.9 Pulp Purchase Agreement dated March 24, 1999 between Crown Paper Co. and Pulp & Paper of America LLC (3)

     10.10 Paper Brokerage Agreement dated March 24, 1999 between Crown Paper Co. and Pulp & Paper of America LLC (3)

     10.11 Strategic Alliance Agreement dated March 24, 1999 between Crown Paper Co. and Pulp & Paper of America LLC (3)

  EXHIBIT
   NUMBER                          DESCRIPTION
   ------                          -----------

     10.12 Lease dated August 1, 1998 between American Tissue Mills of Neenah LLC and Lakeview Real Estate LLC relating to premises located at 249 North Lake Street, Neenah, Wisconsin (3)

     10.13 Lease dated June 1, 1998 between American Tissue Corporation and Huntington LLC relating to premises located 1 Arnold Drive, Huntington, New York (3)

     10.14 Lease dated January 18, 1996 between American Tissue Corporation and Reckson Operating Partnership, L.P. relating to premises located at 85 Nicon Court, Hauppauge, New York (3)

     10.15 Lease dated in February 1990 between American Tissue Corporation and Vanderbilt Associates relating to premises located at 110 Plant Avenue, Hauppauge, New York (3)

     10.16 Lease dated January 15, 1995 between Fabricaciones Metalicas Mexicanas S.A. and American Tissue de Mexico S.A., as amended, relating to premises located in Mexicali, Mexico (3)

     10.17 Lease dated August 15, 1996 between American Tissue Corporation and Swimline Corporation relating to premises located at 56 Vanderbilt Motor Parkway, Commack, New York (3)

     10.18 Lease Agreement dated as of March 20, 1998 between Waterford Industrial Development Authority and Grand LLC relating to premises located in Waterford, New York (3)

     10.19 Agreement dated November 23, 1992 between American Tissue Mills of Oregon, Inc. and Boise Cascade, as amended by the Amendment dated January 1, 1999 among the same parties and American Tissue Corporation (3)

     10.20 Lease Agreement dated December 15, 1995 between American Tissue Corporation and Curtiss-Wright Flight Systems/Shelby, Inc. relating to premises located at Passaic Street, Wood-Ridge, New Jersey (3)

     10.21 Loan Agreement dated December 15, 1995 between American Tissue Corporation and Curtiss-Wright Flight Systems/Shelby, Inc. (3)

     10.22 Lease Agreement dated as of November 1, 1997 between St. Lawrence & Atlantic Railroad Company and Berlin Mills Railway Inc. (3)

     10.23 Service Agreement dated as of November 1, 1997 between Crown Paper Co. and St. Lawrence & Atlantic Railroad Company (3)

     10.24 Note and Mortgage dated October 27, 1998 made by Grand LLC in favor of Security Mutual Life Insurance Company of New York relating to premises located in Halfmoon, New York (3)

     10.25 Consolidated Mortgage Note and Consolidated Mortgage dated December 29, 1997 made by Saratoga Realty LLC in favor of Bank United relating to premises located at 3 Duplainville Road, Saratoga Springs, New York (3)

     10.26 Consolidated Mortgage Note and Consolidated Mortgage dated October 17, 1997 made by Grand LLC in favor of Bank United relating to premises located at Bell's Lane, Waterford, New York
               (3)

     10.27 Consolidated Mortgage Note and Consolidated Mortgage dated July 21, 1998 made by Gilpin Realty Corp., Coram Realty LLC, Engineers Road LLC and Huntington LLC in favor of The Roslyn Savings Bank relating to premises located at 135 Engineers Road, Hauppauge, New York, 466-468 Mill Road, Coram, New York and 45 Gilpin Avenue, Hauppauge, New York (3)

     10.28 Mortgage Note and Deed of Trust dated as of April 19, 1999 made by Calexico Tissue Company LLC in favor of Bank United (3)

  EXHIBIT
   NUMBER                          DESCRIPTION
   ------                          -----------

     10.29 Agency Loan Promissory Note and Agency Loan Deed of Trust dated in May 1997 made by Calexico Tissue Company LLC in favor of Community Development Agency of the City of Calexico (3)

     10.30 Reimbursement Promissory Note and Reimbursement Deed of Trust dated in July 1997 made by Calexico Tissue Company LLC in favor of Community Development Agency of the City of Calexico (3)

     10.31 Agreement to Supply Sand and Gravel in Place dated October 30, 1997 between John Hancock Mutual Life Insurance Company and Crown Paper Co. (3)

     10.32 Roundwood Supply Agreement dated June 28, 1999 between Prime Timber Company LLC and Crown Paper Co. (3)

     10.33 Northeast Roundwood Supply Agreement dated October 30, 1997 between John Hancock Mutual Life Insurance Company and Crown Paper Co. (3)

     10.34 Cooperative Agreement dated June 19, 1995 between Kimberly-Clark Corporation and United Paperworkers International Union, AFL-CIO, and Local No. 482 (3)

     10.35 Labor Agreement dated as of June 24, 1997 between Crown Vantage and United Paperworkers International Union, AFL-CIO, and its United Brotherhood Local Union No. 75 (3)

     10.36 Labor Agreement dated July 15, 1997 between Crown Paper Co. and Office and Professional Employees International Union, Local 6
               (3)

     10.37 Agreement dated December 12, 1994 between American Tissue Corporation and American Tissue Mills de Mexico S.A. de C.V. (3)

     10.38 Assumption and Novation Agreement dated as of July 9, 1999 among certain subsidiaries of American Tissue Inc., Super American Tissue Inc., Lakeview Real Estate LLC and Huntington LLC (3)

     10.39 Assumption and Novation Agreement dated as of July 9, 1999 among certain subsidiaries of American Tissue Inc., Super American Tissue Inc. and Messrs. Nourollah Elghanayan and Mehdi Gabayzadeh
               (3)

     12.1.     Computation of ratio of earnings to fixed charges (2)

     21.1.     Subsidiaries of Middle American Tissue Inc. (2)

     23.1.     Consent of Arthur Andersen LLP (2)

     23.2.     Consent of Holtz Rubenstein & Co., LLP (2)

     23.3.     Consent of Ernst & Young LLP (1)

     23.4.     Consent of Mandel Resnik & Kaiser P.C. (included in Exhibit 5.1)
               (2)

     24.1.     Powers of Attorney (included in signature pages) (2)

     25.1.     Statement of Eligibility of Trustee on Form T-1 (2)

     27.1.     Financial Data Schedule (2)

     99.1.     Form of Letter of Transmittal (2)

     99.2.     Form of Notice of Guaranteed Delivery (2)

     99.3.     Form of Letter to Record Holders of Old Notes (2)

  EXHIBIT
   NUMBER                          DESCRIPTION
   ------                          -----------

     99.4.     Form of Letter to Beneficial Holders of Old Notes (2)

------------------
(1)  Filed herewith

(2)  Previously filed

(3) Previously filed as an exhibit to American Tissue Inc. Registration Statement No. 333-88017 on Form S-4 filed with the Securities and Exchange Commission on September 29, 1999 and all amendments thereto concerning an offer to exchange $165.0 million aggregate principal amount of Senior Secured Notes due 2006 to be issued by American Tissue Inc., which exhibit is incorporated in this registration statement by reference.